As filed with the Securities and Exchange Commission on December 31, 1997
                                                     Registration No. 333-38555


--------------------------------------------------------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Amendment No. 1 to
                                    FORM S-3
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                           --------------------------

                          GUM TECH INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in its Charter)



               Utah                                             87-0842806
  (State or Other Jurisdiction                               (I.R.S. Employer
of Incorporation or Organization)                         Identification Number)

                          ----------------------------

                        4205 North 7th Avenue, Suite 300
                             Phoenix, Arizona 85013
                                 (602) 277-0606
              (Address, Including Zip Code and Telephone Number of
                          Principal Executive Offices)


                                 Gerald N. Kern
                        Chairman of the Board, President
                           and Chief Executive Officer
                        4205 North 7th Avenue, Suite 300
                             Phoenix, Arizona 85013
                                 (602) 277-0606
                       (Name, Address and Telephone Number
                              of Agent for Service)

                                   Copies to:


                            Gerald M. Chizever, Esq.
                             Madge S. Beletsky, Esq.
                        Richman, Lawrence, Mann, Chizever,
                               Friedman & Phillips
                             9601 Wilshire Boulevard
                                    Penthouse
                         Beverly Hills, California 90210
                                 (310) 274-8300
                               (310) 274-2831(fax)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

     If delivery of a prospectus is expected to be made pursuant to Rule 434, please check the following box.|_|




                              --------------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED DECEMBER 31, 1997



PROSPECTUS
                          GUM TECH INTERNATIONAL, INC.

                         200,000 Shares of Common Stock

     This Prospectus covers the sale of an aggregate of 200,000 shares (the "Shares") of the no par value common stock ("Common Stock") of Gum Tech International, Inc. (the "Company") comprised of (i) 100,000 shares of Common Stock underlying a Common Stock purchase warrant with an exercise price of $2.00 per share (the "Warrant"), and (ii) 100,000 shares of Common Stock underlying Common Stock purchase options with exercise prices ranging from $4.50 to $5.00 per share (the "Options"). The Shares are held by certain selling stockholders (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any part of the proceeds from the sale of securities by the Selling Stockholders, although it will receive any funds tendered upon exercise of the Warrant and the Options. See "Use of Proceeds."

     The Selling Stockholders may sell the Common Stock from time to time directly or indirectly through designated agents in open market transactions, including block trades, on the NASDAQ National Market (the "National Market"), in negotiated public or private transactions or in a combination of any such methods of sale or through dealers or underwriters to be determined at the time of sale. The aggregate proceeds to the Selling Stockholders from sales of the Shares will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any. All other distribution expenses of the offering will be paid for by the Company. See "Plan of Distribution."

     The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."


     The Common Stock is listed on the National Market under the symbol "GUMM." On December 29, 1997, the closing sales price of the Common Stock as reported on the National Market was $6.88 per share.


PURCHASE OF THE COMMON STOCK IS SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGE 2 OF THIS PROSPECTUS, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                           ---------------------------


                The date of this Prospectus is December 31, 1997.


Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT.

                                TABLE OF CONTENTS


AVAILABLE INFORMATION.......................................................ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ...........................iii

BUSINESS OF THE COMPANY......................................................2

RISK FACTORS.................................................................2

USE OF PROCEEDS..............................................................6

PLAN OF DISTRIBUTION.........................................................6

SELLING STOCKHOLDERS.........................................................7

LEGAL MATTERS................................................................7

EXPERTS  ....................................................................7


                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement on Form S-3 (the "Registration Statement") under the 1933 Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to such Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof; each such statement contained herein is qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; 7 World Trade Center, New York, New York 10048; and 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates or may be examined without charge at the offices of the Commission or at the Commission's Web site located at "http://www.sec.gov."

     The Company furnishes annual reports to its stockholders which include audited financial statements. The Company may also furnish quarterly financial statements to its stockholders and such other reports as may be authorized by its Board of Directors.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have been filed or will be filed with the Commission are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996;


     (2) The Company's Quarterly Reports on Form 10-QSB for the three months ended March 31, 1997, June 30, 1997 and September 30, 1997;


     (3) Proxy Statement for the Annual Meeting of Stockholders of the Company held on June 13, 1997;

     (4)  Description   of  the  Common  Stock   contained   in  the   Company's
          Registration Statement on Form SB-2 declared effective under the Securities Act, on November 8, 1996; File Number 333-14667;

     (5) All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed supplement to this Prospectus or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Written or oral requests for such copies should be directed to Jeffrey L. Bouchy, Senior Vice President and Chief Financial Officer, Gum Tech International, Inc., 4205 North 7th Avenue, Suite 300, Phoenix, Arizona 85013, telephone (602) 277-0606.

                             BUSINESS OF THE COMPANY

     The Company was organized in 1991 to develop, market and distribute specialty chewing gum products under its own brand names and on a private label basis for other chewing gum marketers. The Company's current chewing gum products contain ingredients which it claims (i) promote weight loss (under the "ChromaTrim" and "CitrusSlim" brand names), (ii) prevent smoking (under the "CigArrest" brand name), (iii) sooth sore throats (under the "Chew and Sooth Zinc Gum" brand name), (iv) contribute to energy and endurance (under the "High Gear" , "Buzz Gum" and "Love Gum" brand names), (v) provide antioxidant vitamins (under the "Vita A-C-E-S" brand name), (vi) promote oral hygiene and breath freshness (under the "DentaHealth" brand name), and (vii) may reduce the risk of osteoporosis (under the "Calcium Gum" brand name). The Company manufactures its chewing gum products in a 28,000 square foot leased facility in Phoenix, Arizona.


     The Company's business strategy is to (i) manufacture its own chewing gum products and the private label chewing gum products of other chewing gum marketers in greater quantities and at lower costs; (ii) increase revenues by
(a) expanding its marketing efforts for existing chewing gum products, (b) developing new chewing gum products through its own research and development facilities, (c) further developing its private label business, and (d) entering into strategic partnerships with larger entities to jointly develop and market new gum products; and (iii) expand its distribution and customer base by adding over-the-counter ("OTC") non-prescription medications (such as antacids, cough suppressants, pain relievers and the like) to its chewing gum products. The Company has not yet commenced the distribution or marketing of any OTC chewing gum products but expects (but cannot assure) that it will do so in the next twelve months. At September 30, 1997, private label sales represented $882,000 or 14.2% of the total sales for the nine month period ended September 30, 1997.


     The Company markets its chewing gum products through wholesale distributors who distribute primarily to natural food stores and through other brokers, marketers and distributors to convenience stores and independent grocery and drug stores. The Company also markets to chain grocery, drug and club stores and to larger private label customers who market under their own brand names.

     Some of the Company's specialty chewing gum products are subject to regulation by the United States Food and Drug Administration ("FDA"). If the FDA concludes that certain chewing gum products are "drugs" under applicable FDA regulations or if the Company commences marketing of OTC chewing gum products, the FDA may restrict or remove any or all of the Company's chewing gum products from the market if such products violate FDA rules or regulations.

     The Company was incorporated in Utah in February 1991 as a specialty chewing gum products marketer under the name Nekros International Marketing, Inc. with office and warehouse facilities initially located in Ogden, Utah. In November 1994, control of the Company changed and between May 1995 and November 1995, the Company raised funds to establish a new management team, develop additional chewing gum products, build inventories and purchase chewing gum manufacturing equipment. In April 1996 the Company sold to the public 460,000 Units of its securities at $18.00 per Unit in the IPO Offering, each Unit consisting of three shares of Common Stock and one Common Stock Purchase Warrant (the "IPO Warrants") to purchase an additional share of Common Stock at any time until April 24, 2001 at $7.50 per share. All of the IPO Warrants were called for redemption by the Company in June 1997 at the redemption price of $.01 per share. However, prior to the July 21, 1997 redemption date, in excess of 99% of the IPO Warrants were exercised at $7.50 per share. In connection with the IPO Offering, the Company issued to the Representative of its underwriters (the "IPO Representative") Unit Warrants to purchase an aggregate of 40,000 Units, consisting of 120,000 shares of Common Stock and 40,000 Warrants identical to the IPO Warrants. The Common Stock underlying the 460,000 IPO Warrants, together with the 160,000 shares issuable upon exercise of the Unit Warrants (collectively the "Purchase Warrants") issued to the IPO Representative were previously registered.

     The Company's executive offices are located at 4205 North 7th Avenue, Suite 300, Phoenix, Arizona 85013, telephone (602) 277-0606, and its warehouse and manufacturing facility is located at 246 East Watkins, Phoenix, Arizona 85004.

                                  RISK FACTORS

     Prospective purchasers of the Shares should carefully consider the following risk factors and other information contained in this Prospectus before making an investment in the Shares. Information contained in this Prospectus includes "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. No assurance can be given that the future results addressed by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results addressed in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results addressed in such forward-looking statements.

     Limited Operating History; Recent Losses. The Company began operations in February 1991, and has a limited operating history upon which potential investors may evaluate its performance. Although the Company reported net income of $716,925 for the nine months ended September 30, 1997, it reported a significant loss for the year ended December 31, 1996 of $2,635,895 and can give no assurance that future operations will be profitable. The likelihood of the Company's success must be considered relative to the problems, difficulties, complications and delays frequently encountered in connection with the development and operation of a new business and the competitive environment in which the Company intends to operate.


     Significant Number of Shares Eligible for Immediate and Future Sales. Sales of substantial amounts of Common Stock in the open market or the availability of such shares for sale could adversely affect the market price for the Common Stock. All 5,682,460 shares of the Company's Common Stock outstanding have either been registered for public sale or are salable under Rule 144 promulgated under the Securities Act and therefore, all such shares may be immediately sold by the holders, subject only to an April 24, 1996 agreement between the holders of approximately 2,000,000 shares (all of which shares are eligible for resale under Rule 144 of the Securities Act) and the IPO Representative in which the holders agreed not to sell or otherwise dispose of their shares of Common Stock until April 24, 1998 without the prior written consent of the IPO Representative. The IPO Representative may release these shares without notice at any time. Moreover, 1,152,632 shares underlying the Purchase Warrants, Convertible Notes and Warrants and 2,000,000 shares underlying the Company's 1995 Stock Option Plan have been previously registered. Following exercise or conversion, as the case may be, all of the 1,152,632 shares may be sold by the holders at any time subject to the Company's right through January 1998 to restrict public sale of the 532,632 shares issuable upon conversion of the Convertible Notes.

     Unproven Markets for Certain of the Company's New Products; No Assurance of Consumer Acceptance. The Company recently introduced a number of new chewing gum products including CigArrest, Chew and Sooth Zinc Gum, High Gear, Vita A-C-E-S and Calcium Gum which the Company claims prevent smoking, soothes sore throats, contributes to energy and endurance, provides antioxidant vitamins and reduces the risk of osteoporosis, respectively. There can be no assurance that a market exists for any of these chewing gum products, or that consumers will purchase these or any other new product offerings of the Company in sufficient amounts to justify continued production.

     Significant Fixed Costs for and Underutilization of Manufacturing Facility. The Company estimates that the fixed costs associated with its Phoenix, Arizona manufacturing facility approximate $150,000 per month and that only 10% of the facility's total capacity is currently being utilized. These fixed costs contributed to significant losses reported by the Company for the year ended December 31, 1996 and will continue to significantly contribute to losses until the Company increases utilization of the facility.

     Competition. The distribution and sale of chewing gum products are highly competitive. The Company's competitors consist primarily of three multi-billion dollar United States-based multinational companies (Wm. Wrigley Jr. Company, Warner Lambert Company and Nabisco Food Group, Inc.) which own most of the chewing gum brands, large specialty chewing gum manufacturers, such as The Topps Company ("Bazooka" brand chewing gum) and Marvel Holdings, Inc. ("Double Bubble" brand chewing gum), and small specialty chewing gum marketers. The Company does not have the capital resources, marketing and distribution networks, manufacturing facilities, personnel, product name recognition or advertising budget to introduce chewing gum brands intended to compete with the multinational chewing gum manufacturers or the large specialty chewing gum marketers.

     FDA and Other Government Regulation. The Company's chewing gum products manufactured by it or by others for it are subject to regulation by the FDA including regulations with respect to labeling of products, approval of ingredients in products, claims made regarding products and disclosure of product ingredients. In addition, the Federal Trade Commission ("FTC") has jurisdiction over advertising of the Company's products. Moreover, if the FDA concludes that any of the Company's chewing gum products are "drugs" under applicable FDA regulations or otherwise violate FDA rules or regulations, the FDA may (i) require that manufacture of such products be in accordance with FDA "good manufacturing practices" (which prescribe specific requirements and procedures for the manufacture of FDA regulated products), or (ii) restrict or remove such products from the market. Such action may be taken against the Company and any entity which manufactures products for the Company. Any OTC chewing gum products offered by the Company will be subject to marketing permission and ongoing intensive regulation by the FDA.

     On April 1, 1994 the Company received a Warning Letter from the FDA indicating that the Company's Buzz Gum chewing gum products were mislabeled. In June 1994 the Company revised its labeling and so notified the FDA. No further action was taken by the FDA.

     The Company's chewing gum manufacturing facilities are subject to regulation by various governmental agencies, including state and local licensing, zoning, land use, construction and environmental regulations and various health, sanitation, safety and fire codes and standards. Suspension of certain licenses or approvals, due to failure to comply with applicable regulations or otherwise, could interrupt the Company's manufacturing operations. Should the Company elect to manufacture OTC chewing gum products, its manufacturing facilities will also be subject to inspection and regulation by the FDA.

     No Assurance of Scientific Proof. Under FDA and FTC rules, the Company is required to obtain scientific data to support any health claims it makes concerning its products, although no pre-clearance or filing is required to market the products. The Company has obtained such scientific data for all its products and employs two individuals to gather and organize the scientific data when required. The Company has not provided nor been requested to provide any scientific data to the FDA. The marketing of certain of the Company's chewing gum products involves claims that such products assist in weight loss, promote dental hygiene, promote cessation of cigarette smoking and the like. There can be no assurance that the scientific data obtained by the Company in support of such claims will be deemed acceptable by the FDA or FTC, should either agency request any such data in the future.

     No Assurance of Proprietary Protection. The Company considers some of its chewing gum formulations and processes to be proprietary in nature and relies upon a combination of non-disclosure agreements, other contractual restrictions and trade secrecy laws to protect such proprietary information. There can be no assurance that these steps will be adequate to prevent misappropriation of the Company's proprietary information or that the Company's competitors will not independently develop chewing gum formulations and processes that are substantially equivalent or superior to the Company's. The Company holds certain trademark and trade name protection for some of its chewing gum products and has applied for trademark and trade name protection on other products. There can be no assurance that the Company will be able to successfully defend its trademarks or trade names against claims from or use by competitors or obtain trademark or trade name protection for new products.

     Risks of New Product Development. The Company may experience difficulties that could delay or prevent the introduction of new chewing gum products. The Company may be dependent in the near future upon chewing gum products that are currently being developed by it. If the Company is unable to develop new chewing gum products on a timely basis, the Company's business, operating results and financial condition could be materially adversely affected.

     Risks Associated with Expansion. The Company intends to continue to expand its manufacturing and marketing operations. Expansion will place substantial strains on the Company's management and its operational, accounting and information systems. Successful management of growth will require the Company to improve its financial controls, operating procedures and management information systems, and to train, motivate and manage its employees. The Company's failure to manage growth effectively would have a material adverse effect on its results of operations and its ability to execute its business strategy.

     Dependence Upon Management Personnel and Executive Officers; Management Changes. The Company's operations are dependent upon its ability to hire and retain qualified management personnel and upon the continued services of its executive officers. The loss of services of any of the Company's executive officers, whether as a result of death, disability or otherwise, could have a material adverse effect upon the business of the Company. The Company has experienced significant management changes in 1995 and 1996 including the appointment of a new Chief Executive Officer and President in August 1996 and Chairman in June 1997. The Company has entered into employment agreements with its current executive officers and has applied for key man life insurance upon certain of their lives.

     Fluctuations in Operating Results; Inability to Fully Utilize Barter Credits. The Company's operating results have varied and will continue to vary from period to period as a result of the amount its manufacturing facilities are utilized, the purchasing patterns of consumers, the timing of new product introductions by the Company and its competitors and variations in sales and competitive pricing. Unanticipated events, including delays in developing, manufacturing or marketing new chewing gum products, and/or not fully utilizing its barter credits, which at September 30, 1997, entitle the Company to approximately $4,295,000 of advertising and promotional credits, $3,499,000 of which must be used by December 31, 1999, and the balance of which must be used by May 27, 2001, could have a material adverse effect on the Company's operating results and could also result in significant fluctuations in operating results in future periods.

     Need for Additional Financing. The Company will be required to seek additional debt or equity financing in the future in order to fund anticipated expansion of its manufacturing and marketing activities. There can be no assurance that such additional financing will be available to the Company on acceptable terms, or at all. Any future equity financing may involve substantial dilution to the interests of the Company's stockholders.

     Product Liability. The Company is subject to significant liability should use or consumption of its products cause injury, illness or death. Although the Company carries product liability insurance, there can be no assurance that its insurance will be adequate to protect the Company against product liability claims or that insurance coverage will continue to be available to the Company on reasonable terms.

     No Dividends. The Company does not intend to pay any cash dividends on its Common Stock in the foreseeable future. Earnings, if any, will be used to finance growth.

     Possible Volatility of Securities Prices. The market price of the Common Stock has been highly volatile and may continue to be volatile in the future. Factors such as the Company's operating results or public announcements by the Company or its competitors may have a significant effect on the market price of the Company's securities. In addition, market prices for securities of many small capitalization companies have experienced wide fluctuations in response to variations in quarterly operating results, general economic indicators and other factors beyond the control of the Company. The registration of the securities offered hereby could increase the volatility of the Common Stock by increasing the number of shares of publicly traded Common Stock outstanding.

     Control by Management; Authorization and issuance of Preferred Stock; Prevention of Changes in Control. The Company's officers and directors own approximately 21% of the issued and outstanding shares of Common Stock (assuming exercise by them of outstanding stock options and common stock purchase warrants), and can as a practical matter continue to elect all of the Company's directors and control the affairs of the Company. The Company's Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of Preferred Stock with such rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, under the Certificate of Incorporation, the Board of Directors may, without shareholder approval, issue Preferred Stock with dividend, liquidation, conversion, voting, redemption or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of any shares of Preferred Stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock and could be used by the Board of Directors as a device to prevent a change in control of the Company. The Company has no other anti-takeover provisions in its Certificate of Incorporation or Bylaws. Holders of the Preferred Stock may have the right to receive dividends, certain preferences in liquidation, and conversion rights.

     Elimination of Director Liability. The Company's Certificate of Incorporation contains a provision eliminating a director's liability to the Company or its stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving a financial benefit to a director, the intentional infliction of harm to the Company or certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of criminal law. The Company's Bylaws contain provisions obligating the Company to indemnify its directors and officers to the fullest extent permitted under Utah law. These provisions could serve to insulate officers and directors of the Company against liability for actions which damage the Company or its stockholders.

     Maintenance Criteria for NASDAQ Securities. The National Association of Securities Dealers, Inc. (the "NASD"), which administers NASDAQ, recently made changes in the criteria for continued NASDAQ eligibility. In order to continue to be included in NASDAQ, a company must maintain $4 million in net tangible assets and a $5,000,000 market value of its public float. In addition, continued inclusion requires two market-makers and at least 400 public holders of the Common Stock and a minimum bid price of $1 per share. The Company's failure to meet these maintenance criteria in the future may result in the discontinuance of the inclusion of its securities in NASDAQ. In such event, trading, if any, in the securities may then continue to be conducted in the non-NASDAQ over-the-counter market in what are commonly referred to as the electronic bulletin board and the "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the securities. In addition, the Company would be subject to a rule promulgated by the Commission that, if the Company fails to meet criteria set forth in such rule, imposes various sales practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. Consequently, the rule may have an adverse effect on the ability of broker-dealers to sell the securities, which may affect the ability of purchasers to sell any Shares purchased in the secondary market.

     "Penny Stock" Regulations. The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If the securities offered hereby are removed from the NASDAQ, the Company's securities may be considered "penny stock" and thereby become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers to sell any Shares purchased in the secondary market.

                                 USE OF PROCEEDS

     The Company will not receive any part of the proceeds from the sale of Common Stock by the Selling Stockholders, although it will receive any funds tendered upon exercise price of the Warrant and the Options (amounting to up to $675,000), which will be added to the Company's working capital.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock are being sold for the Selling Stockholders' own accounts. The Company will not receive any of the proceeds from such sales of Common Stock, except proceeds received by the Company upon the exercise of the Warrant and the Options. See "Use of Proceeds."

     The Selling Stockholders may sell the shares of Common Stock from time to time through dealers or brokers in transactions on the NASDAQ at prices then prevailing, or directly to one or more purchasers in negotiated transactions at negotiated prices, or in a combination thereof. The Selling Stockholders and any dealers or brokers that participate in such distribution may be deemed "underwriters" within the meaning of the Securities Act any and commissions or discounts received by any such dealer or broker may be deemed "underwriting compensation."

     The Common Stock of the Company is traded on the NASDAQ National Market under the symbol "GUMM."

     The costs of registering the Shares will be paid by the Company.

     There can be no assurances that the Selling Stockholders will sell any or all of the Shares offered hereunder. The 200,000 shares of Common Stock underlying the Warrant and the Options are subject to lock-up agreements between the Company and the Selling Stockholders. The lock-up agreement affecting the Warrant prohibits the sale or other disposition of the Common Stock by the Selling Stockholder until July 16, 1998 without the prior written consent of the Company. The lock-up agreements affecting the Options prohibit the sale or other disposition of the Common Stock by the Selling Stockholders until six months following the effective date of the Registration Statement of which this Prospectus forms a part without the prior written consent of the Company.


                              SELLING STOCKHOLDERS

     The following table sets forth the names of the Selling Stockholders, the number of shares of the Company's Common Stock beneficially owned by the Selling
Stockholders, the number of shares that may be sold by the Selling Stockholders in this Offering, the number of shares of Common Stock to be owned by the Selling Stockholders, and the percentage of Common Stock to be owned by the Selling Stockholders, assuming all of the shares of Common Stock are sold in this Offering.

                                         Before Offering                       After Offering
                                         ---------------                       --------------
                             Number of Shares     Number of Shares    Number of Shares    Percent of
                               Beneficially         to Be Sold in       Beneficially      Outstanding
                                  Owned(1)            Offering              Owned           Shares
                                  --------            --------              -----           ------

Andrew Lessman                  100,000(2)             100,000                0                *
Blazo Donev                      50,000(3)              50,000                0                *
FG&G Management Group, Inc.      50,000(3)              50,000                0                *

--------------------------

* Less than 1%

(1) As of September 30, 1997 there were 5,682,460 shares of Common Stock outstanding.

(2) Consists of 100,000 shares of Common Stock issuable upon exercise of the Warrant. In July 1997, Mr. Lessman acquired the Warrant from Gary S. Kehoe, an officer and director of the Company, for $687,500 or $6.875 per share.
     The Common Stock underlying the Warrant is subject to a lock-up agreement between the Company and Mr. Lessman. The lock-up agreement prohibits the sale or other disposition of the Common Stock by Mr. Lessman until July 16, 1998 without the prior written consent of the Company.

(3) Consists of 50,000 shares of Common Stock issuable upon exercise of a Common Stock purchase option. The Selling Stockholder can purchase 25,000 shares of Common Stock upon payment of the exercise price of $4.50 per share and the remaining 25,000 shares of Common Stock upon payment of the exercise price of $5.00 per share. The Common Stock underlying the Option is subject to a lock-up agreement between the Company and the Selling
     Stockholder. The lock-up agreement prohibits the sale or other disposition of the Common Stock by the Selling Stockholder until six months following the effective date of the Registration Statement of which this Prospectus forms a part without the prior written consent of the Company.

                                  LEGAL MATTERS

     The validity of the shares of Securities offered hereby will be passed upon for the Company by Richman, Lawrence, Mann, Greene, Chizever, Friedman &
Phillips, Beverly Hills, California.

                                     EXPERTS

     The financial  statements of the Company  included in the Company's  Annual
Report on Form 10-KSB for the year ended December 31, 1996 which are incorporated by reference in the Registration Statement of which this Prospectus forms a part, have been audited by Angell & Deering, independent auditors, as stated in their report appearing therein, and have been so included herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.






                                        7

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

     The following is a schedule of the estimated expenses (all of which will be borne by the Company) incurred in connection with the offering of the securities registered hereby, other than underwriting discounts and commissions, if any. All of the amounts shown are estimates, except the SEC Registration Fee.

         SEC registration fee................................  $        675.00
         Blue Sky fees and expenses..........................         2,000.00*
         Accounting fees and expenses........................         6,500.00*
         Legal fees and expenses.............................        10,000.00*
         Miscellaneous.......................................         2,500.00*
                                                               ----------------
         Total...............................................  $     21,675.00*
                                                               ================
         -----------------

         * estimated


Item 15. Indemnification of Directors and Officers.

     Article 5 of the Registrant's Bylaws provides as follows:

     "ARTICLE 5. INDEMNIFICATION OF DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES

     5.1 Indemnification of Directors and Officers. The corporation shall indemnify any individual made a party to a proceeding because the individual is or was a director or officer of the corporation, against liability incurred in the proceeding, but only if such indemnification is both (i) determined permissible and (ii) authorized, as such are defined in subsection (a) of this section 5.1 (Such indemnification is further subject to the limitation specified in subsection 5.1(c).)

     5.1(a) Determination and Authorization. The corporation shall not indemnify a director or officer under this section unless:

     (1) a determination has been made in accordance with the procedures set forth in section 16-10a-906(2) of the Act that the director or officer met the standard of conduct set forth in subsection (b) below; and

     (2) payment has been authorized in accordance with the procedures set forth in section 16-10a-906(4) of the Act based on a conclusion that the expenses are reasonable, the corporation has the financial ability to make the payment, and the financial resources of the corporation should be devoted to this use rather than some other use by the corporation.

     5.1(b) Standard of Conduct. The individual shall demonstrate that:

     (1) his or her conduct was in good faith; and

     (2) he or she reasonably believed that his or her conduct was in, or not opposed to, the corporation's best interests; and

     (3) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

     5.1(c) No Indemnification in Certain Circumstances. The corporation shall not indemnify a director or officer under this Section 5.1 of Article 5:

     (1) in connection with a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation; or

     (2) in connection with any other proceeding charging that the director or officer derived an improper personal benefit, whether or not involving action in his or her official capacity, in which proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.

     5.1(d) Indemnification in Derivative Actions Limited. Indemnification permitted under this section 5.1 in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     5.2 Advance of Expenses for Directors and Officer. If a determination is made, following the procedures of section 16-10a-906(2) of the Act, that the director or officer has met the following requirements and if an authorization of payment is made following the procedures and standards set forth in section 16-10a-906(4) of the Act, then the corporation shall pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding, if:

     5.2(a) the director or officer furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the standard of conduct described in section 5.1;

     5.2(b) the director or officer furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

     5.2(c) a determination is made that the facts then known to those making the determination would not preclude indemnification under section 5.1 of these bylaws or Part 9 of the Act.

     5.3 Indemnification of Agents and Employees Who Are Not Directors or Officers. The board of directors may indemnify and advance expenses to any employee or agent of the corporation who is not a director or officer of the corporation to any extent consistent with public policy, as determined by the general or specific actions of the board of directors.

     5.4 Insurance. By action of the board of directors, notwithstanding any interest of the directors in such action, the corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the corporation, against any liability asserted against or incurred by such person in that capacity or arising from such person's status as a director, officer, employee, fiduciary or agent, whether or not the corporation would have the power to indemnify such person under the applicable provisions of the Act."

Item 16. Exhibits.

     See the Exhibit Index which is incorporated herein by reference.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"):

               (ii) To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any additional or changed material information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Articles of Incorporation, By-Laws or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 31st day of December, 1997.


                                   GUM TECH INTERNATIONAL, INC.




                                   By  /s/ Jeffrey L. Bouchy
                                   ---------------------------------------------
                                   Jeffrey L. Bouchy
                                   Chief Financial Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on this 31st day of December, 1997.


       Signature                      Title                           Date

/s/ Gerald N. Kern            Chairman, President and          December 31, 1997
------------------------      Chief Executive Officer
Gerald N. Kern             (Principal Executive Officer)

/s/ Jeffrey L. Bouchy        Senior Vice President--           December 31, 1997
------------------------     Chief Financial Officer
Jeffrey L. Bouchy           (Principal Financial and
                               Accounting Officer)

*                            Vice President of Business        December 31, 1997
------------------------     Development and Director
Richard Bernstein


------------------------             Director
Bruce Jorgensen

*                           Executive Vice President--         December 31, 1997
------------------------    Chief Operating Officer and
Gary S. Kehoe                      and Director

*
------------------------             Director                  December 31, 1997
Jack Kessler

*
------------------------             Director                  December 31, 1997
Robert Kwait

*
------------------------             Director                  December 31, 1997
William Meris

*
------------------------             Director                  December 31, 1997
Paul Peckman

*
------------------------             Director                  December 31, 1997
Richard Ratcliff



* By:  /s/  Jeffrey L. Bouchy
      ------------------------
      Jeffrey L. Bouchy
      Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit                                                                    Page
  No.                              Description                              No.


 (5) Opinion of Richman, Lawrence, Mann, Greene, Chizever, Friedman & Phillips. (1)


(23)-1  Consent of Richman,  Lawrence,  Mann,  Greene,  Chizever,
        Friedman & Phillips (included in Exhibit 5).


(23)-2  Consent of Angell & Deering, independent public accountants.(2)

(24)    Powers  of  Attorney  (1)


----------------


(1)     Previously Filed.

(2)     Filed herewith